EXHIBIT 5
This agreement is entered into by and among 1212707 Alberta Ltd., Canadian Oil Sands Limited and Canadian Oil Sands Trust. Each of the persons named above hereby agrees that the Schedule 13D to which this agreement is attached as an exhibit, which is to be filed with the U.S. Securities and Exchange Commission, is to be filed on behalf of each such person.
This agreement may be executed in multiple counterparts, each of which shall constitute an original.
IN WITNESS HEREOF, each of the undersigned has executed this agreement or caused this agreement to be executed on its behalf this 30th day of August, 2006.

1212707 ALBERTA LTD.
By:	/s/ Ryan M. Kubik
	Name:	Ryan M. Kubik
	Title:	Treasurer and Controller

CANADIAN OIL SANDS LIMITED
By:	/s/ Marcel R. Coutu
	Name:	Marcel R. Coutu
	Title:	President and Chief Executive Officer

CANADIAN OIL SANDS TRUST by its manager, CANADIAN OIL SAND LIMITED
By:	/s/ Marcel R. Coutu
	Name:	Marcel R. Coutu
	Title:	President and Chief Executive Officer

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